Date: May 2, 2024
XENIA HOTELS & RESORTS REPORTS FIRST QUARTER 2024 RESULTS
Orlando, FL – May 2, 2024 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter ended March 31, 2024.
First Quarter 2024 Highlights
•Net Income: Net income attributable to common stockholders was $8.5 million, or $0.08 per share
•Adjusted EBITDAre: $65.3 million, decreased 8.5% compared to the first quarter of 2023
•Adjusted FFO per Diluted Share: $0.44, increased $0.04 compared to the first quarter of 2023
•Same-Property Occupancy: 67.4%, increased 130 basis points compared to the first quarter of 2023
•Same-Property ADR: $262.39, decreased 3.5% compared to the first quarter of 2023
•Same-Property RevPAR: $176.86, decreased 1.5% compared to the first quarter of 2023. Excluding Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, which is undergoing a transformative renovation, RevPAR was $178.07, an increase of 3.7% compared to the first quarter of 2023.

•Same-Property Hotel Net Income: $36.7, decreased 10.1% compared to the first quarter of 2023. Excluding Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Hotel Net Income was $34.6 million, an increase of 15.6% compared to the first quarter of 2023.

•Same-Property Hotel EBITDA: $70.7 million, decreased 8.5% compared to the first quarter of 2023. Excluding Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Same-Property Hotel EBITDA was $67.2 million, an increase of 4.7% compared to the first quarter of 2023.
•Same-Property Hotel EBITDA Margin: 26.4%, decreased 228 basis points compared to the first quarter of 2023. Excluding Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch, Hotel EBITDA Margin was 26.4%, a decrease of 14 basis points compared to the first quarter of 2023.
•Capital Markets Activities & Dividends: The Company repurchased a total of 468,107 shares of common stock at a weighted-average price of $13.51 per share for a total consideration of approximately $6.3 million. The Company also declared its first quarter dividend of $0.12 per share to common stockholders of record on March 28, 2024.

“We are pleased with our first quarter results as our portfolio RevPAR and Adjusted EBITDAre exceeded our expectations for the quarter,” said Marcel Verbaas, Chair and Chief Executive Officer of Xenia. “Despite the impact of the shift in the timing of Easter weighing on March results, our Same-Property RevPAR increased by 3.7% for the quarter when excluding the results at Hyatt Regency Scottsdale. While this healthy increase was driven by broad-based positive results in the portfolio, we saw strong growth at our larger group-oriented hotels in Santa Clara, Houston, Portland, San Francisco and San Diego as well as at our recently renovated hotels, particularly Grand Bohemian Hotel Orlando and Canary Hotel Santa Barbara. The continuation of group demand recovery, gradual improvement in business transient demand and stabilizing leisure demand, coupled with the growth potential we believe exists within our high-quality portfolio, continue to fuel our belief that we are poised for outperformance in the years ahead.”
“We are encouraged by early results in the second quarter, as we estimate that Same-Property RevPAR, excluding Hyatt Regency Scottsdale, grew by approximately 6.2% in April,” continued Mr. Verbaas. “The transformative renovation and upbranding of Hyatt Regency Scottsdale is progressing as planned and we continue to expect completion by the end of the year. While this large project will continue to weigh on overall near-term results and visibility into overall demand for the remainder of the year remains limited in the current operating environment, we are maintaining the midpoint of our previously provided Adjusted EBITDAre guidance range. We remain bullish that the soon-to-be launched Grand Hyatt Scottsdale, as well as other recently completed renovations and our most recent acquisitions, will drive meaningful earnings growth in 2025 and beyond.”
Operating Results
The Company’s results include the following:

	Three Months Ended March 31,
	2024	2023	Change
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income attributable to common stockholders	$8,534	$6,280	35.9%
Net income per share available to common stockholders - basic and diluted	$0.08	$0.06	33.3%

Same-Property Number of Hotels(1)	32	32	—
Same-Property Number of Rooms(1)(5)	9,515	9,508	7
Same-Property Occupancy(1)	67.4%	66.1%	130	bps
Same-Property Average Daily Rate(1)	$262.39	$271.79	(3.5)%
Same-Property RevPAR(1)	$176.86	$179.55	(1.5)%
Same-Property Hotel Net Income(1)	$36,666	$40,797	(10.1)%
Same-Property Hotel EBITDA(1)(2)	$70,669	$77,202	(8.5)%
Same-Property Hotel EBITDA Margin(1)(2)	26.4%	28.7%	(228)	bps

Total Portfolio Number of Hotels(3)	32	32	—
Total Portfolio Number of Rooms(3)(5)	9,515	9,508	7
Total Portfolio RevPAR(4)	$176.86	$179.55	(1.5)%

Adjusted EBITDAre(2)	$65,251	$71,300	(8.5)%
Adjusted FFO(2)	$45,498	$45,230	0.6%
Adjusted FFO per diluted share(2)	$0.44	$0.40	10.0%
1."Same-Property” includes all hotels owned as of March 31, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures. See definitions and tables later in this press release for how we define these non-GAAP financial measures and for reconciliations from net income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company.
5.Three rooms were added at The Ritz-Carlton, Denver in April 2023, three rooms were added at Marriott Woodlands Waterway Hotel & Convention Center in November 2023, and one room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

Liquidity and Balance Sheet
As of March 31, 2024, the Company had total outstanding debt of approximately $1.4 billion with a weighted-average interest rate of 5.47%. The Company had approximately $140 million of cash and cash equivalents, including hotel working capital, and full availability on its revolving line of credit, resulting in total liquidity of approximately $590 million as of March 31, 2024. In addition, the Company held approximately $57 million of restricted cash and escrows at the end of the first quarter.
The Company has no debt maturities until August 2025 and maintains full availability on its revolving line of credit.
Capital Markets
In the quarter, the Company repurchased a total of 468,107 shares of common stock at a weighted-average price of $13.51 per share for a total consideration of approximately $6.3 million. The Company currently has $127.4 million in capacity remaining under its repurchase authorization.
The Company did not issue any shares of its common stock through its At-The-Market ("ATM") program in the quarter and had $200 million of remaining availability as of March 31, 2024.
Capital Expenditures
During the quarter ended March 31, 2024, the Company invested $33.4 million in portfolio improvements.
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch Update
In June of last year, the Company commenced the transformative renovation and upbranding of the 491-room Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch to a Grand Hyatt which includes the following components:
•Pool complex, pool bars, and amenities – Full renovation, including significant redesign of the pool, pool deck, and pool bars. The adult pool and H2Oasis pool bar were completed in mid-January and the remainder of the pool complex was completed and fully operational in early April.

•Guest rooms and corridors – Full renovation of all guest rooms including new case goods, soft goods, and fan coil units. Guest rooms are being completed on a continual phased basis with approximately 230 rooms completed, and the remaining, including the addition of five guest rooms, expected to be completed by the end of the third quarter.

•Arizona Ballroom expansion and meeting space renovation – Expansion of the Arizona Ballroom by approximately 12,000 square feet. Renovation of existing ballrooms, meeting rooms, and pre-function spaces, all expected to be completed by the end of 2024.

•Public spaces and food & beverage outlets – Major renovation of all areas, including lobby, lobby bar, hotel market, and significant expansion of outdoor dining space. Reconcepting and redesign of all food & beverage venues, including the addition of an upscale modern-Italian steak and seafood concept and a global small-plate concept, including a Sushi Bar, all in collaboration with celebrity chef Richard Blais, and expected to be completed by the end of the third quarter.

•Building façade, infrastructure, and grounds – Redesign of several elements of the building façade, replacement of all exterior lighting, redesign of existing solar panels, and new exterior signage, all expected to be completed by the end of 2024.

Other significant projects that were completed in the first quarter included:
•Waldorf Astoria Atlanta Buckhead – Renovation of all meeting rooms.

•Bohemian Hotel Savannah Riverfront, Autograph Collection – Reconcepting and renovation of the hotel’s restaurant into Coastal 15, a modern seafood concept.

•The Ritz-Carlton, Denver – Renovation of ELWAY’S Downtown restaurant.
Current Full Year 2024 Outlook and Guidance
The Company has updated its full year 2024 outlook. The range below reflects the Company's limited visibility in forecasting due to macroeconomic uncertainty and is based on the current economic environment and does not take into account any unanticipated impacts to the business or operations. Furthermore, this guidance assumes no additional acquisitions, dispositions, equity issuances, or share and/or senior note repurchases. The Same-Property (32 Hotel) RevPAR change shown includes all hotels owned as of March 31, 2024. The Same-Property (31 Hotel) RevPAR change shown includes all hotels owned as of March 31, 2024, except Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch.

	Current Full Year 2024 Guidance		Variance to Prior Guidance
	Low End	High End	Low End	High End
	($ in millions, except stats and per share data)
Net Income	$17	$33	$2	$(2)
Same-Property (32 Hotel) RevPAR Change (vs. 2023)	2.25%	4.75%	0.25%	(0.25)%
Excluding Hyatt Regency Scottsdale, Same-Property (31 Hotel) RevPAR Change (vs. 2023)	2.75%	5.25%	0.25%	(0.25)%
Adjusted EBITDAre	$246	$262	$2	$(2)
Adjusted FFO	$167	$183	$2	$(2)
Adjusted FFO per Diluted Share	$1.61	$1.76	$0.02	$(0.02)
Capital Expenditures	$120	$130	$—	$—
Current full year 2024 guidance is inclusive of the following assumptions:
•Disruption due to renovations is expected to negatively impact Adjusted EBITDAre and Adjusted FFO by approximately $16 million - an increase of approximately $2 million from prior guidance.

•General and administrative expense of approximately $25 million, excluding non-cash share-based compensation - no change from prior guidance
•Interest expense of approximately $77 million, excluding non-cash loan related costs - no change from prior guidance
•Income tax expense of approximately $2 million - no change from prior guidance

•$65 - $70 million of capital expenditures for Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch - no change from prior guidance

•104.1 million weighted-average diluted shares/units - an increase of 0.1 million shares/units from prior guidance
First Quarter 2024 Earnings Call
The Company will conduct its quarterly conference call on Friday, May 3, 2024 at 10:00 AM Eastern Time. To participate in the conference call, please dial (833) 470-1428, access code 514506. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.

About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 32 hotels and resorts comprising 9,515 rooms across 14 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, The Kessler Collection, and Davidson. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "guidance," "predict," "potential," "continue," "likely," "will," "would," "illustrative," references to "outlook" and "guidance" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, or other future events, the outlook related to macroeconomic factors and general economic uncertainty and a potential contraction in the U.S. or global economy or low levels of economic growth, including such effects on the demand for travel, transient and group business, capital expenditures, timing of renovations, financial performance and potential dividends, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii) macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities, such as wars, global conflicts and geopolitical unrest, actual or threatened terrorist or cyber-attacks, mass casualty events, government shutdowns and closures, travel-related health concerns, global outbreaks of pandemics (such as the COVID-19 pandemic) or contagious diseases, or fear of such outbreaks, weather and climate-related events, such as hurricanes, tornadoes, floods, wildfires, and droughts, and natural or man-made disasters; (iii) inflation and inflationary pressures which increases labor costs and other costs of providing services to guests and complying with hotel brand standards, as well as costs related to construction and other capital expenditures, property and other taxes, and insurance costs which could result in reduced operating profit margins; (iv) bank failures and concerns over a potential domestic and/or global recession; (v) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly; (vi) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, cyber incidents, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and disruption caused by cancellation of or delays in the completion of anticipated demand generators; (vii) the availability and terms of financing and capital and the general volatility of securities markets; (viii) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws; (ix) interest rate increases; (x) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xi) the Company's ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xii) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs; (xiii) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, civil unrest, or cyber incidents; (xiv) risks associated with redevelopment and repositioning projects, including disruption, delays and cost overruns; (xv) levels of spending in business and leisure segments as well as consumer confidence; (xvi) declines in occupancy and average daily rate; (xvii) the seasonal and cyclical nature of the real estate and hospitality businesses; (xviii) changes in distribution arrangements, such as through Internet travel intermediaries; (xix) relationships with labor unions and changes in labor laws, including increases to minimum wages and/or work rule requirements; (xx) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied; (xxi) monthly cash expenditures and the uncertainty around predictions; (xxii) labor shortages;

(xxiii) disruptions in supply chains resulting in delays or inability to procure required products; and (xiv) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Investor Relations section of Xenia's website. While not all the information that the Company posts to the Xenia website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Balance Sheets
As of March 31, 2024 and December 31, 2023
($ amounts in thousands, except per share data)

	March 31, 2024	December 31, 2023
Assets:	(Unaudited)	(Audited)
Investment properties:
Land	$460,272	$460,307
Buildings and other improvements	3,130,465	3,097,711
Total	$3,590,737	$3,558,018
Less: accumulated depreciation	(994,906)	(963,052)
Net investment properties	$2,595,831	$2,594,966
Cash and cash equivalents	140,109	164,725
Restricted cash and escrows	56,847	58,350
Accounts and rents receivable, net of allowance for doubtful accounts	41,320	32,432
Intangible assets, net of accumulated amortization	4,878	4,898
Other assets	62,881	46,856
Total assets	$2,901,866	$2,902,227
Liabilities:
Debt, net of loan premiums, discounts and unamortized deferred financing costs	$1,395,096	$1,394,906
Accounts payable and accrued expenses	106,470	102,389
Distributions payable	12,577	10,788
Other liabilities	75,684	76,647
Total liabilities	$1,589,827	$1,584,730
Commitments and Contingencies
Stockholders' equity:
Common stock, $0.01 par value, 500,000,000 shares authorized, 101,963,677 and 102,372,589 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	$1,020	$1,024
Additional paid in capital	1,928,667	1,934,775
Accumulated other comprehensive income	3,481	2,439
Accumulated distributions in excess of net earnings	(650,702)	(647,246)
Total Company stockholders' equity	$1,282,466	$1,290,992
Non-controlling interests	29,573	26,505
Total equity	$1,312,039	$1,317,497
Total liabilities and equity	$2,901,866	$2,902,227

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income
For the Three Months Ended March 31, 2024 and 2023
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Revenues:
Rooms revenues	$153,124	$153,645
Food and beverage revenues	92,773	96,124
Other revenues	21,591	19,204
Total revenues	$267,488	$268,973
Expenses:
Rooms expenses	38,193	36,203
Food and beverage expenses	60,480	60,687
Other direct expenses	6,087	5,698
Other indirect expenses	67,633	66,499
Management and franchise fees	10,633	10,189
Total hotel operating expenses	$183,026	$179,276
Depreciation and amortization	31,964	33,741
Real estate taxes, personal property taxes and insurance	13,493	12,470
Ground lease expense	786	710
General and administrative expenses	10,258	8,783
Gain on business interruption insurance	(745)	—
Other operating expenses	830	232
Impairment and other losses	250	—
Total expenses	$239,862	$235,212
Operating income	$27,626	$33,761
Other income	2,427	1,284
Interest expense	(20,358)	(22,134)
Loss on extinguishment of debt	—	(1,140)
Net income before income taxes	$9,695	$11,771
Income tax expense	(728)	(5,218)
Net income	$8,967	$6,553
Net income attributable to non-controlling interests	(433)	(273)
Net income attributable to common stockholders	$8,534	$6,280

Xenia Hotels & Resorts, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Income - Continued
For the Three Months Ended March 31, 2024 and 2023
($ amounts in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
	(Unaudited)	(Unaudited)
Basic and diluted income per share:
Net income per share available to common stockholders - basic and diluted	$0.08	$0.06
Weighted-average number of common shares (basic)	101,959,418	111,777,894
Weighted-average number of common shares (diluted)	102,364,928	112,037,369

Comprehensive income:
Net income	$8,967	$6,553
Other comprehensive income:
Unrealized gain on interest rate derivative instruments	2,259	—
Reclassification adjustment for amounts recognized in net income (interest expense)	(1,132)	—
	$10,094	$6,553
Comprehensive income attributable to non-controlling interests	(518)	(273)
Comprehensive income attributable to the Company	$9,576	$6,280

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of its operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to investors in evaluating and facilitating comparisons of its operating performance between periods and between REITs by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and, along with FFO and Adjusted FFO, is used by management in the annual budget process for compensation programs.
The Company calculates EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains or losses on change of control, plus impairments of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
The Company further adjusts EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company also adjusts EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs it believes do not represent recurring operations and are not indicative of the performance of its underlying hotel property entities. The Company believes it is meaningful for investors to understand Adjusted EBITDAre attributable to all common stock and unit holders. The Company believes Adjusted EBITDAre attributable to common stock and unit holders provides investors with another useful financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. The Company then adjusts the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides investors a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotel(s) during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. The Company further adjusts the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of the hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) terminated transaction and pre-opening expenses, and (6) certain state and local excise taxes resulting from ownership structure. The Company believes that Same-Property Hotel EBITDA provides investors a useful financial measure to evaluate hotel operating performance excluding the impact of capital structure (primarily interest expense), asset base (primarily depreciation and amortization), income taxes, and corporate-level expenses (corporate expenses and terminated transaction costs). The Company believes property-level results provide investors with supplemental information on the ongoing operational performance of its hotels and the effectiveness of third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data presented does not represent the Company's total revenues, expenses, operating profit or net income and should not be used to evaluate performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of operating performance. Our consolidated statements of operations and comprehensive income include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the 2018 Restatement White Paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains or losses from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains or losses from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company believes it is meaningful for investors to understand FFO attributable to common stock and unit holders.
The Company further adjusts FFO for certain additional items that are not in Nareit’s definition of FFO such as terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, and other items we believe do not represent recurring operations. The Company believes that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted-average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted-average common share count used to derive net income or loss per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units. Any anti-dilutive securities are excluded from the diluted earnings per share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended March 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2024	2023
Net income	$8,967	$6,553
Adjustments:
Interest expense	20,358	22,134
Income tax expense	728	5,218
Depreciation and amortization	31,964	33,741
EBITDA and EBITDAre	$62,017	$67,646

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(80)	$(73)
Gain on insurance recoveries(1)	(1,010)	—
Loss on extinguishment of debt	—	1,140
Amortization of share-based compensation expense	3,897	2,591
Non-cash ground rent and straight-line rent expense	(138)	(4)
Other non-recurring expenses(2)	565	—
Adjusted EBITDAre attributable to common stock and unit holders	$65,251	$71,300
Corporate-level costs and expenses	5,441	6,204
Pro forma hotel adjustments, net(3)	(23)	(302)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$70,669	$77,202
1.During the three months ended March 31, 2024, the Company recorded $1.0 million of insurance proceeds in excess of recognized losses related to damage sustained during a restaurant kitchen fire which occurred in 2023. This amount is included in other income on the condensed consolidated statement of operations and comprehensive income for the period then ended.
2.During the three months ended March 31, 2024, the Company incurred $0.3 million of pre-opening expenses in connection with opening of a restaurant at The Ritz-Carlton, Denver. Additionally, during the three months ended March 31, 2024, the Company expensed $0.3 million of repair and cleanup costs related to The Ritz-Carlton, Denver which experienced damage as a result of winter storms in January 2024.
3.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended March 31, 2024 and 2023 on page 16.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to FFO and Adjusted FFO
For the Three Months Ended March 31, 2024 and 2023
(Unaudited)
($ amounts in thousands)

	Three Months Ended March 31,
	2024	2023
Net income	$8,967	$6,553
Adjustments:
Depreciation and amortization related to investment properties	31,884	33,668
FFO attributable to common stock and unit holders	$40,851	$40,221

Reconciliation to Adjusted FFO
Gain on insurance recoveries(1)	(1,010)	—
Loss on extinguishment of debt	—	1,140
Loan related costs, net of adjustment related to non-controlling interests(2)	1,333	1,282
Amortization of share-based compensation expense	3,897	2,591
Non-cash ground rent and straight-line rent expense	(138)	(4)
Other non-recurring expenses(3)	565	—
Adjusted FFO attributable to common stock and unit holders	$45,498	$45,230
Weighted-average shares outstanding - Diluted(4)	104,006	113,777
Adjusted FFO per diluted share	$0.44	$0.40
1.During the three months ended March 31, 2024, the Company recorded $1.0 million of insurance proceeds in excess of recognized losses related to damage sustained during a restaurant kitchen fire which occurred in 2023. This amount is included in other income on the condensed consolidated statement of operations and comprehensive income for the period then ended.
2.Loan related costs include amortization of debt premiums, discounts and deferred loan origination costs.
3.During the three months ended March 31, 2024, the Company incurred $0.3 million of pre-opening expenses in connection with opening of a restaurant at The Ritz-Carlton, Denver. Additionally, during the three months ended March 31, 2024, the Company expensed $0.3 million of repair and cleanup costs related to The Ritz-Carlton, Denver which experienced damage as a result of winter storms in January 2024.
4.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership Units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Current Full Year 2024 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year

Net income	$25
Adjustments:
Interest expense(1)	82
Income tax expense	2
Depreciation and amortization	132
EBITDA and EBITDAre	$241
Amortization of share-based compensation expense	13
Other	—
Adjusted EBITDAre	$254

Reconciliation of Net Income to Adjusted FFO
for Current Full Year 2024 Guidance
($ amounts in millions)

Guidance Midpoint
Full Year

Net income	$25
Adjustments:
Depreciation and amortization related to investment properties	132
FFO	$157
Amortization of share-based compensation expense	13
Other(1)	5
Adjusted FFO	$175
1.Includes non-cash loan amortization costs.

Xenia Hotels & Resorts, Inc.
Debt Summary as of March 31, 2024
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of March 31, 2024

Mortgage Loans
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	$54,223
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	107,585
Andaz Napa	Fixed(2)	5.72%		January 2028	55,000
Total Mortgage Loans		4.88%	(3)		$216,808
Corporate Credit Facilities
Corporate Credit Facility Term Loan	Fixed(4)	5.50%		March 2026	$125,000
Corporate Credit Facility Term Loan	Fixed(4)	5.50%		March 2026	100,000
Revolving Line of Credit	Variable(5)	7.09%		January 2027	—
Total Corporate Credit Facilities					$225,000
2020 Senior Notes	Fixed	6.38%		August 2025	464,747
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
Loan premiums, discounts and unamortized deferred financing costs, net(6)					(11,459)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.47%	(3)		$1,395,096
1.Represents annual interest rates.
2.A variable interest loan for which SOFR has been fixed through January 1, 2027, after which the rate reverts to variable.
3.Weighted-average interest rate.
4.A variable interest loan for which the credit spread may vary, as it is determined by the Company's leverage ratio. SOFR has been fixed through mid-February 2025, after which the rate reverts to variable.
5.The Revolving Line of Credit had undrawn capacity of $450 million. The spread to SOFR may vary, as it is determined by the Company's leverage ratio.
6.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months Ended March 31, 2024 and 2023
($ amounts in thousands)

	Three Months Ended March 31,
	2024	2023		Change
Same-Property Occupancy(1)	67.4%	66.1%	130	bps
Same-Property Average Daily Rate(1)	$262.39	$271.79		(3.5)%
Same-Property RevPAR(1)	$176.86	$179.55		(1.5)%
Same-Property Revenues(1):
Rooms revenues	$153,124	$153,645		(0.3)%
Food and beverage revenues	92,773	96,143		(3.5)%
Other revenues	21,591	19,204		12.4%
Total Same-Property revenues	$267,488	$268,992		(0.6)%
Same-Property Expenses(1):
Rooms expenses	$38,193	$36,168		5.6%
Food and beverage expenses	60,480	60,645		(0.3)%
Other direct expenses	6,087	5,728		6.3%
Other indirect expenses	67,135	65,854		1.9%
Management and franchise fees	10,633	10,189		4.4%
Real estate taxes, personal property taxes and insurance	13,493	12,483		8.1%
Ground lease expense	798	723		10.4%
Total Same-Property hotel operating expenses	$196,819	$191,790		2.6%
Same-Property Hotel EBITDA(1)	$70,669	$77,202		(8.5)%
Same-Property Hotel EBITDA Margin(1)	26.4%	28.7%	(228)	bps
1.“Same-Property” includes all properties owned as of March 31, 2024 and includes renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three months ended March 31, 2024 and 2023.

	Three Months Ended March 31,
	2024	2023
Total Revenues - GAAP	$267,488	$268,973
Pro forma hotel level adjustments(a)	—	19
Total Same-Property Revenues	$267,488	$268,992

Total Hotel Operating Expenses - GAAP	$183,026	$179,276
Real estate taxes, personal property taxes and insurance	13,493	12,470
Ground lease expense, net(b)	799	723
Other income	(10)	(40)
Corporate-level costs and expenses	(512)	(484)
Pro forma hotel level adjustments, net(a)	23	(155)
Total Same-Property Hotel Operating Expenses	$196,819	$191,790
a.Includes adjustments for revenues and expenses from hotels that were acquired or sold during the periods presented.
b.Excludes non-cash ground rent expense.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data and Reconciliation to Hotel Net Income
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2024	2024	2024	2024	2024
Occupancy	67.4%
ADR	$262.39
RevPAR	$176.86

Hotel Revenues	$267,488

Hotel Net Income - GAAP	$36,666

Interest Expense	2,710
Depreciation & Amortization	31,293

Hotel EBITDA	$70,669
Hotel EBITDA Margin	26.4%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2023	2023	2023	2023	2023
Occupancy	66.1%	68.6%	63.8%	61.9%	65.1%
ADR	$271.79	$265.98	$248.58	$254.56	$260.40
RevPAR	$179.55	$182.49	$158.48	$157.69	$169.46

Hotel Revenues	$268,992	$271,066	$232,024	$253,380	$1,025,462

Hotel Net Income - GAAP	$40,797	$43,572	$16,055	$29,955	$130,379

Interest Expense	3,255	2,964	2,726	2,709	11,654
Depreciation & Amortization	33,150	32,849	32,440	31,041	129,480

Hotel EBITDA	$77,202	$79,385	$51,221	$63,705	$271,513
Hotel EBITDA Margin	28.7%	29.3%	22.1%	25.1%	26.5%

1."Same-Property” includes all hotels owned as of March 31, 2024 and also includes disruption from multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Historical Operating Data and Reconciliation to Hotel Net Income
Excluding Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch
($ amounts in thousands, except ADR and RevPAR)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2024	2024	2024	2024	2024
Occupancy	68.9%
ADR	$258.38
RevPAR	$178.07

Hotel Revenues	$254,791

Hotel Net Income - GAAP	$34,594

Interest Expense	2,710
Depreciation & Amortization	29,853

Hotel EBITDA	$67,157
Hotel EBITDA Margin	26.4%

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	2023	2023	2023	2023	2023
Occupancy	65.8%	69.4%	66.8%	64.0%	66.5%
ADR	$260.96	$262.26	$248.57	$253.90	$256.45
RevPAR	$171.69	$182.11	$166.14	$162.51	$170.57

Hotel Revenues	$242,063	$253,727	$229,889	$246,428	$972,107

Hotel Net Income - GAAP	$29,936	$39,618	$20,919	$31,048	$121,521

Interest Expense	3,255	2,964	2,726	$2,709	$11,654
Depreciation & Amortization	30,961	30,657	30,244	$29,615	$121,476

Hotel EBITDA	$64,152	$73,239	$53,889	$63,372	$254,651
Hotel EBITDA Margin	26.5%	28.9%	23.4%	25.7%	26.2%

1."Same-Property” includes all hotels owned as of March 31, 2024 and also includes disruption from multiple capital projects during the periods presented.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market, Ranked by Hotel EBITDA

Market(2)	% of 2023 Hotel Net Income (Loss) - GAAP	% of 2023 Hotel EBITDA(3)	Number of Hotels	Number of Rooms (4)(5)
Orlando	17%	15%	2	1,027
Houston	17%	14%	3	1,223
Phoenix	11%	10%	2	610
Dallas	13%	8%	2	961
San Diego	6%	8%	2	486
Atlanta	10%	7%	2	649
Nashville	(1)%	5%	1	346
San Francisco/San Mateo	3%	4%	1	688
Florida Keys	8%	4%	1	120
Portland	1%	4%	2	685
Washington, DC-MD-VA	1%	3%	2	472
California North	2%	3%	1	141
Savannah	3%	3%	2	226
San Jose/Santa Cruz	2%	2%	1	505
Denver	—%	2%	1	205
Birmingham	2%	2%	1	99
Pittsburgh	2%	1%	1	185
Louisiana South	1%	1%	1	285
Philadelphia	1%	1%	1	230
Charleston	1%	1%	1	50
California Central Coast	—%	1%	1	97
Salt Lake City/Ogden, UT	—%	1%	1	225
Same-Property Portfolio(1)	100%	100%	32	9,515
1."Same-Property” includes all hotels owned as of March 31, 2024 and also includes renovation disruption for multiple capital projects during the period presented.
2.As defined by STR, Inc.
3.Hotel EBITDA, Same-Property Hotel EBITDA, and Hotel EBITDA Margin are non-GAAP financial measures. See definitions earlier in this press release for how we define these non-GAAP financial measures and the table on page 21 for reconciliations from Hotel Net Income (Loss) to Hotel Earnings Before Interest, Taxes, Depreciation and Amortization ("Hotel EBITDA") and Same-Property Hotel EBITDA.
4.As of March 31, 2024.
5.Three rooms were added at The Ritz-Carlton, Denver in April 2023, three rooms were added at Marriott Woodlands Waterway Hotel & Convention Center in November 2023, and one room was added at Grand Bohemian Hotel Orlando, Autograph Collection in March 2024.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Portfolio Data by Market (2023)
For the Three Months Ended March 31, 2024 and 2023

	Three Months Ended			Three Months Ended
	March 31, 2024			March 31, 2023			% Change
Market(2)	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	RevPAR
Orlando	84.8%	$268.75	$227.99	80.6%	$265.71	$214.14	6.5%
Houston	68.9%	239.23	164.78	66.4%	228.06	151.52	8.8%
Phoenix	47.0%	456.42	214.58	71.1%	503.86	358.24	(40.1)%
Dallas	70.2%	207.11	145.34	69.2%	203.60	140.89	3.2%
San Diego	60.4%	333.72	201.58	57.6%	358.66	206.45	(2.4)%
Atlanta	64.9%	240.69	156.19	66.3%	227.23	150.58	3.7%
Nashville	57.1%	328.88	187.78	53.0%	345.81	183.33	2.4%
San Francisco/San Mateo	77.3%	214.75	166.02	75.4%	209.74	158.15	5.0%
Florida Keys	91.8%	661.71	607.72	89.8%	691.66	621.15	(2.2)%
Portland	65.4%	184.71	120.85	57.8%	190.52	110.15	9.7%
Washington, DC-MD-VA	61.8%	250.40	154.71	61.2%	245.08	150.06	3.1%
California North	63.3%	297.22	188.11	59.2%	357.02	211.43	(11.0)%
Savannah	80.6%	252.39	203.35	76.6%	278.42	213.17	(4.6)%
San Jose/Santa Cruz	60.9%	254.27	154.81	49.9%	245.62	122.61	26.3%
Denver	59.5%	317.68	188.97	63.4%	317.96	201.69	(6.3)%
Birmingham	70.0%	348.10	243.81	77.3%	323.90	250.43	(2.6)%
Pittsburgh	56.9%	230.97	131.39	52.5%	227.78	119.69	9.8%
Louisiana South	62.9%	221.95	139.65	60.4%	238.94	144.38	(3.3)%
Philadelphia	61.4%	166.88	102.46	61.6%	201.26	123.95	(17.3)%
Charleston	80.6%	371.34	299.27	73.1%	405.73	296.73	0.9%
California Central Coast	60.1%	394.47	236.90	34.7%	399.58	138.82	70.7%
Salt Lake City/Ogden, UT	66.8%	201.13	134.41	64.7%	220.12	142.33	(5.6)%
Same-Property(1) Portfolio	67.4%	$262.39	$176.86	66.1%	$271.79	$179.55	(1.5)%
1."Same-Property” includes all hotels owned as of March 31, 2024 and also includes renovation disruption for multiple capital projects during the periods presented.
2.As defined by STR, Inc.

Xenia Hotels & Resorts, Inc.
Reconciliation of Hotel Net Income (Loss) to Hotel EBITDA by Market (2023)
For the Year Ended December 31, 2023

	For the Year Ended December 31, 2023
Market(1)	Keys(2)	Total Revenues ($000s)	Hotel Net Income (Loss) GAAP ($000s)	Plus: Interest Expense ($000s)	Plus: Depr. & Amort. ($000s)	Equals: Hotel EBITDA ($000s)
Orlando	1,027	$132,035	$22,507	$2,567	$14,403	$39,477
Houston	1,223	104,238	22,315	—	16,427	38,742
Phoenix	610	85,095	14,883	—	11,004	25,887
Dallas	961	71,910	16,517	—	5,958	22,475
San Diego	486	102,513	7,821	—	13,259	21,080
Atlanta	649	64,394	13,189	288	6,542	20,019
Nashville	346	55,021	(682)	—	14,146	13,464
San Francisco/San Mateo	688	54,725	3,331	5,134	3,455	11,920
Florida Keys	120	26,790	9,906	—	1,532	11,438
Portland	685	48,330	1,617	—	8,719	10,336
Washington, DC-MD-VA	472	47,824	1,785	—	7,140	8,925
California North	141	18,858	2,062	3,454	1,568	7,084
Savannah	226	25,569	3,887	211	2,763	6,861
San Jose/Santa Cruz	505	38,103	2,590	—	3,712	6,302
Denver	205	35,331	448	—	4,652	5,100
Birmingham	99	16,502	2,937	—	1,332	4,269
Pittsburgh	185	21,647	2,295	—	1,712	4,007
Louisiana South	285	19,221	1,024	—	2,851	3,875
Philadelphia	230	18,223	545	—	2,947	3,492

Xenia Hotels & Resorts, Inc.
Reconciliation of Hotel Net Income (Loss) to Hotel EBITDA by Market (2023) - Continued
For the Year Ended December 31, 2023

	For the Year Ended December 31, 2023
Market(1)	Keys(2)	Total Revenues ($000s)	Hotel Net Income (Loss) GAAP ($000s)	Plus: Interest Expense ($000s)	Plus: Depr. & Amort. ($000s)	Equals: Hotel EBITDA ($000s)
Charleston	50	$11,075	$1,583	$—	$890	$2,473
California Central Coast	97	14,947	186	—	2,273	2,459
Salt Lake City/Ogden, UT	225	13,111	(367)	—	2,195	1,828
Same-Property Portfolio(3)	9,515	$1,025,462	$130,379	$11,654	$129,480	$271,513
1.As defined by STR, Inc.
2.As of March 31, 2024.
3."Same-Property” includes all hotels owned as of March 31, 2024 and also includes disruption for multiple capital projects during the period presented.